Prospectus for the Public Tender Offer of Enel Generación Chile S.A.

Exhibit (a)(1)(H)

PROSPECTUS

PUBLIC TENDER OFFER FOR SHARE ACQUISITION

of

ENEL GENERACIÓN CHILE S.A.

PUBLICLY TRADED LIMITED LIABILITY STOCK CORPORATION

SECURITIES REGISTRATION RECORD No. 114

PARENT COMPANY OF EMPRESA ELÉCTRICA PEHUENCHE S.A.

by

ENEL CHILE S.A.

PUBLICLY TRADED LIMITED LIABILITY STOCK CORPORATION

SECURITIES REGISTRATION RECORD No. 1139

ENEL CHILE S.A. offers to acquire all Shares (as defined below) issued by ENEL GENERACIÓN CHILE S.A. that are not currently held by Enel Chile S.A., amounting to a total of 3,282,265,786 shares issued by Enel Generación Chile S.A., or 40.02% of all shares issued by this corporation (shares issued by Enel Generación Chile S.A. will be named the “Shares,” or individually the “Share” hereinafter), at a price of 590 Chilean pesos (Ch$) per Share, in conformity with the terms and conditions listed in the current prospectus and in accordance with the corresponding Notice of Commencement (the “Offer”).

Alongside the present Offer, Enel Chile S.A. will present an acquisition offer in the United States of America (“United States” or “U.S.”) for the same price and substantially the same terms defined in this prospectus for (i) up to 100% of shares to shareholders who are residents of the United States, as defined in Rule 14d-1(d) of the U.S. Securities Exchange Act of 1934 (“Exchange Act”); and (ii) up to 100% of shares represented by American Depositary Shares (each one an “ADS,” or multiple “ADSs”) which in turn represent 30 shares each, to all ADS holders wherever they may reside (the “U.S. Offer”).

If, after having read this prospectus, you have any doubts or need more information regarding the terms and conditions of this offer, we recommend that you contact the Dealer Manager, BTG Pactual Chile S.A., Corredores de Bolsa, by telephone (56 2) 2587 5450, or at their office located at Av. Costanera Sur No. 2730, 23rd Floor, Las Condes, Santiago.

Dealer Manager of the Offer

Santiago, February 15, 2018

This prospectus has been prepared by BTG Pactual Chile S.A., Corredores de Bolsa, in collaboration with the Offeror, to provide general background information about the Offer, so that each shareholder may individually and independently assess whether it is in their interest to participate in the Offer. This document has been prepared using public information provided by Enel Generación Chile S.A. and information available to the general public. This information has not been independently verified by BTG Pactual Chile S.A., Corredores de Bolsa, nor by Enel Chile S.A., who, therefore, are not to be held responsible for their content.

Prospectus for the Tender Offer of Enel Generación Chile S.A.

TABLE OF CONTENTS

SUMMARY OF OFFER	3

INFORMATION ON THE OFFEROR AND ITS CONTROLLING SHAREHOLDER	5

INFORMATION ON THE OFFEROR	5
INFORMATION ABOUT THE CONTROLLING SHAREHOLDER OF THE OFFEROR	8

ECONOMIC AND FINANCIAL BACKGROUND OF THE OFFEROR	9

MAIN ACTIVITIES AND BUSINESSES	9
FINANCIAL INFORMATION	9
NATIONAL CREDIT RATING	10
STOCK EXCHANGE LISTING	11

PRIOR RELATIONSHIP BETWEEN THE OFFERER AND ENEL GENERACIÓN	12

PROPERTY	12
MANNER AND PERIOD OF TIME IN WHICH THE OFFEROR ACQUIRED ENEL GENERACIÓN SHARES	12
SIGNIFICANT RELATIONSHIPS	12
PREVIOUS CONTACTS RELATING TO THE OFFER	13

OBJECTIVE OF THE OFFER AND BUSINESS PLAN	15

GENERAL OBJECTIVE OF THE OFFER	15
BUSINESS PLAN	15
SHAREHOLDER AGREEMENTS	15

CHARACTERISTICS OF THE OFFER	16

TOTAL OPERATION AMOUNT	16
SHARES; MARKET; QUANTITY; PRORATING	16
PERIOD OF DURATION	16
DATE AND NEWSPAPERS TO PUBLISH THE NOTICE OF RESULTS	17
TO WHOM THE OFFER IS DIRECTED	17
IMPLEMENTATION SYSTEM	17

PRICE AND PAYMENT CONDITIONS	18

PRICE	18
CONTROL PREMIUM	18
PAYMENT METHOD	19

PROCEDURES TO ACCEPT THE OFFER	21

STATUS OF THE SHARES OFFERED	21
FORMALITIES FOR THE ACCEPTANCE OF THE OFFER AND NECESSARY DOCUMENTS	21
RETURN OF SHARES	23

CAUSES FOR CANCELLATION OF THE OFFER	24

WITHDRAWAL RIGHTS	26

FINANCING OF THE OFFER AND GUARANTEE	27

FINANCING OF THE OFFER	27
GUARANTEE	27

DEALER MANAGER OF THE OFFER, AND INDEPENDENT ADVISORS TO THE OFFEROR	28

DEALER MANAGER OF THE OFFER	28
INDEPENDENT ADVISORS TO THE OFFEROR	28

RISK FACTORS AND MARKET INFORMATION	29

RISK FACTORS	29
IMPACT OF THE OFFER ON SHARES	29
SHARE MARKET PRICE	29
DIVIDENDS	31
TAX CONSIDERATIONS FOR ENEL GENERACIÓN SHAREHOLDERS	31

PLACES OF INFORMATION	32

Prospectus for the Public Tender Offer of Enel Generación Chile S.A.

SUMMARY OF OFFER

Enel Chile S.A. (“Enel Chile” or the “Offeror”), a publicly traded limited liability stock corporation registered as No. 1139, Tax ID No. 76.536.353–5, in the Securities Registry of the Financial Market Commission (the succession to the Superintendence of Securities and Insurance, “CMF” hereinafter), as established under article 202 of the Securities Market Law No. 18,045 (“Securities Market Law”) and General Norm No. 104 of the CMF, published on February 15, 2018, in the nationally circulated newspapers El Mercurio de Santiago (“El Mercurio”) and La Tercera, the Notice of Commencement (“Notice of Commencement”) of a public offer for the acquisition of shares, in accordance with Title XXV of the Securities Market Law, for up to 3,282,265,786 Shares issued by Enel Generación Chile S.A. (“Enel Generación” or the “Company”), a publicly traded limited liability stock corporation registered as No. 114, Tax ID No. 91.081.000-6, under the Securities Registry of the CMF.

It is the intention of the Offeror to acquire all of Enel Generación shares that are not yet held by Enel Chile, representing a total of 40.02% of Enel Generación’s share capital. On the date of publication of the Notice of Commencement, this amounted to 3,282,265,786 common shares, at a price of Ch$590 (five hundred ninety Chilean pesos) per Share, payable in Chilean pesos, all of the same series, with no par value, fully subscribed and paid in accordance with the conditions listed in the Section “Price and Payment Conditions – Payment Method” of this prospectus. Enel Generación shareholders who accept to sell their shares as part of the Offer will be required to invest part of the price in money to subscribe to new issue shares of Enel Chile. To this end, Enel Chile will assign 40% of the price to pay directly for the new issue share subscription value, distributing 2.87807 shares of Enel Chile for each share of Enel Generación sold by the shareholder in the context of this Offer. The other part of the price, which amounts to Ch$354 per share, will be paid to the shareholders of Enel Generación on the payment date of the Offer, as stipulated in the Section “Price and Payment Conditions – Payment Method” of this prospectus.

The Offeror will include United State resident shareholders in this transaction through a tender offer to be carried out in compliance with the Exchange Act and the rules applicable to Tier II Offers. Likewise, and considering that the ADSs representing Shares are registered under the Securities Act and are traded on the New York Stock Exchange (NYSE), through the U.S. Offer, the Offeror will carry out the public offer for the acquisition of ADSs, aimed at ADS shareholders wherever they may reside.

The Offer is subject to the objective conditions for cancellation described in the Section “Causes for Cancellation of the Offer” of this prospectus.

This document is the prospectus (“Prospectus”) required by Article 203 of the Securities Market Law, which contains the terms and conditions of the Offer, and establishes procedures and mechanisms by which Enel Generación shareholders may accept the Offer and sell their Shares to the Offeror.

The Offer has a period of duration of 30 calendar days beginning February 16, 2018, and ending March 17, 2018. Notwithstanding the foregoing, it is expressly stated at this time that in compliance with the law, the Offeror will extend the period of duration by five calendar days so that the Offer spans a total of 35 calendar days, ultimately expiring March 22, 2018, (the “Expiration Date”). The first and last day of the term

Prospectus for the Tender Offer of Enel Generación Chile S.A.

will begin and end, respectively, at the opening and closing of the stock market in which the Shares of the Offeror are registered, thus opening at 9:00 am and closing at 5:30 pm on these days (the “Opening and Closing Time of the Stock Exchange”). The extension of the period of duration of the Offer will be communicated to the interested parties by means of a notice that will be published in the newspapers El Mercurio and La Tercera no later than the original expiration date. Each time the Prospectus refers to the period of validity or the duration of the Offer, or to its Expiration Date, it shall be understood that this reference includes the period of extension, in other words, March 22, 2018.

Given that the Offer includes all the Shares of Enel Generación that are not currently held by Enel Chile, no prorating mechanisms are considered for the assignment of Enel Generación Shares that are up for sale.

The Offer will take place outside the stock market, in conformity with established rules and procedures to this effect, using a computer system developed, maintained, and operated by the Santiago Stock Exchange, described in the Section “Characteristics of the Offer – Implementation System” of this Prospectus. This process will be carried out by BTG Pactual Chile S.A., Corredores de Bolsa, as Dealer Manager of the Offer (“Dealer Manager”).

The Offeror will communicate the results of the Offer by means of notices that will be published in the newspapers El Mercurio and La Tercera on the third calendar day following the Expiration Date, in compliance with Article 212 of the Securities Market Law and instructions set forth by the CMF (“Notice of Results”). Since the Offeror will extend the Offer’s deadline for five calendar days, the Notice of Results will be published on March 25, 2018. In the event that the Offer is successful, the Notice of Results will contain the total number of Shares put up for sale and acquired by the Offeror, and the percentage of control reached as a result of the Offer.

The payment of the Shares acquired as a result of this Offer, and the subscription and payment of new issue shares of Enel Chile as part of the price (as described in the Section “Price and Payment Conditions – Price”), will take place on April 2, 2018, the first business day of the month following the publication of the Notice of Results in which the success of the Offer will be announced.

If after reading this Prospectus, you have any doubts or need more information regarding the Offer, you may contact the Dealer Manager by calling (+562) 25875450, or going to its office located at Avenida Costanera Sur No. 2730, 23rd floor, Las Condes, Santiago, Chile, during the hours indicated in this Prospectus.

This is a summary of the Offer and does not contain all of the information necessary to make a decision on whether or not to sell. This summary should be read alongside the rest of the information contained in this Prospectus.

Prospectus for the Tender Offer of Enel Generación Chile S.A.

INFORMATION ON THE OFFEROR AND ITS CONTROLLING SHAREHOLDER

Information on the Offeror.

Enel Chile S.A., Tax ID No.76.536.353–5, is a publicly traded limited liability stock corporation duly incorporated and validly existing in compliance with the laws of the Republic of Chile, registered with the CMF under the Securities Registration Record No. 1139. As a publicly traded company, the Offeror is subject to the oversight of the CMF.

The Offeror’s legal address is Santa Rosa 76, 17th floor, district and city of Santiago.

The Offeror was created during an Extraordinary Shareholders’ Meeting of Enersis S.A. (currently Enel Américas S.A.) held on December 18, 2015, in which the Spin-Off of the company was approved, creating Enersis Chile S.A. as the only vehicle for controlling the Group’s generation and distribution assets in Chile. The minutes of the extraordinary shareholders’ meeting were recorded in a public deed issued in the Santiago Notary Office of Mr. Iván Torrealba Acevedo on January 8, 2016, whose abstract was recorded at the Santiago Commerce Registry, on sheet 4,288 No. 2,570 corresponding to the year 2016, and published in the Diario Official on January 20, 2016. The shareholders of Enersis Chile S.A. later approved a change in the company name on October 4, 2016, to “Enel Chile S.A.”. This agreement was recorded in a public deed issued in the Santiago Notary Office of Mr. Iván Torrealba Acevedo on October 18, 2016, whose abstract was recorded at the Santiago Commerce Registry, on sheet 79,330 No. 42,809 corresponding to the year 2016, and published in the Diario Official on October 28, 2016.

The purpose of the Offeror is to perform the exploration, development, operation, generation, distribution, transmission, transformation or sale of energy, in any of its forms, directly or through other companies, as well as activities related with research, development, operation, commercialization, purchase and sale, import and maintenance of any kinds of goods related with telecommunications and information technologies, such as software, hardware, licenses, informatics development, and in general, of any kind of goods related with any of the aforementioned activities; and consultancy services in any of the aforementioned areas. It also holds the purpose of investing and managing its investments in subsidiaries and affiliates such as generators, transmission companies, distributors, or electricity traders or business whose business activity corresponds to any of the following: (i) energy in any of its forms or nature, (ii) providing public services or services whose main input is energy, (iii) telecommunications and information technology services, and (iv) business intermediation via the Internet. In order to comply with its mission, the Company will carry out the following functions:

a) Promote, organize, establish, modify, dissolve or liquidate companies of any kind, whose corporate purpose is related to the purposes of Enel Chile.

b) Propose investment, financing and trade policies to its subsidiaries, as well as the accounting systems and principles to which they must adhere.

c) Oversee the management of its subsidiaries.

d) Lend the necessary financial resources to its related companies, subsidiaries and affiliates to enable the development of their business and, furthermore, provide management services; consulting, financial, commercial, audit, technical and legal services; and, in general, services of any nature that may be necessary to improve their performance.

Prospectus for the Tender Offer of Enel Generación Chile S.A.

In addition to its main purpose, and acting always within the limits established by the Investment and Financing Policy approved at the Shareholders’ Meeting, Enel Chile may invest in:

One. The acquisition, development, construction, rental, management, intermediation, trading and disposal of all kinds of movable and immovable assets, either directly or through subsidiaries or affiliates.

Two. All kinds of financial assets, including stocks, bonds and debentures, trade bills, and, in general, all kinds of transferable securities and contributions to companies, either directly or through subsidiaries or affiliates.

The management of Enel Chile is entrusted to the company’s Board of Directors, which is comprised of seven members who serve in their capacity for a period of three years, and who may be reelected. The current Board – listed below – was elected during the Annual Shareholders’ Meeting held on April 28, 2016. In the Board Meeting held on April 29, 2016, the current President of the Board was appointed.

Director and President Herman Chadwick Piñera Chilean ID No. 4.975.992-4 Av. El Golf No. 40, district of Las Condes and city of Santiago.	Director Giulio Fazio Italian Passport No. YA 4656507 St. Viale Regina Margherita No. 137, district and city of Roma, Italy

Director Salvatore Bernabei Chilean ID No. 24.220.743-2 St. Viale Regina Margherita No. 137, district and city of Roma, Italy	Director Pablo Cabrera Gaete Chilean ID No. 4.774.797-K St. Luis Pasteur No. 5610 #401, district of Vitacura and city of Santiago

Director Vincenzo Ranieri Italian Passport No. YA 7616919 St. Viale Regina Margherita No. 137, district and city of Roma, Italy	Director Gerardo Jofré Miranda Chilean ID No. 5.672.444-3 St. Mirador del Plomo No. 10410-8 LB, district and city of Santiago

Director Fernán Gazmuri Plaza Chilean ID No. 4.461.192-9 St. Santa María No. 5694 # 101 Building Polo Laguna, district of Vitacura and city of Santiago

The Offeror’s senior executives are:

General Manager Nicola Cotugno Chilean ID No. 25.476.277-6 Av. Santa Rosa No. 76, 16th floor, district and city of Santiago	Internal Audit Officer Raffaele Cutrignelli Chilean ID No. 25.553.336-3 Av. Santa Rosa No. 76, 9th floor, district and city of Santiago

Prospectus for the Tender Offer of Enel Generación Chile S.A.

Communications Officer José Miranda Montecinos Chilean ID No. 15.307.846-7 Av. Santa Rosa No. 76, 16th floor, district and city of Santiago	Financial, Administrative, and Control Officer Raffaele Grandi Chilean ID No. 24.950.967-1 Av. Santa Rosa No. 76, 16th floor, district and city of Santiago

General Counsel and Secretary of the Board of Directors Domingo Valdés Prieto Chilean ID No. 6.973.465-0 Av. Santa Rosa No. 76, 7th floor, district and city of Santiago	Institutiona l Relations Officer Pedro Urzúa Frei Chilean ID No. 11.625.161-2 Av. Santa Rosa No. 76, 16th floor, district and city of Santiago

Planning and Control Officer Bruno Stella Chilean ID No. 25.524.957-6 Av. Santa Rosa No. 76, 16th floor, district and city of Santiago	Procurement Officer Juan José Bonilla Chilean ID No. 25.566.577-4 Av. Santa Rosa No. 76, 7th floor, district and city of Santiago

Services Officer Francisco Silva Bafalluy Chilean ID No. 7.006.337-9 Av. Santa Rosa No. 76, 3th floor, district and city of Santiago	Regulation Officer Mónica De Martino Chilean ID No. 25.629.782-5 Av. Santa Rosa No. 76, 16th floor, district and city of Santiago

Sustainability and Community Relations Officer Antonella Pellegrini Chilean ID No. 23.819.804-6 Av. Santa Rosa No. 76, 2th floor, district and city of Santiago	Security Officer Andrés Pinto Bontá Chilean ID No. 13.686.119-0 Av. Santa Rosa No. 76, 16th floor, district and city of Santiago

The Offeror has ownership in the following companies: (i) Enel Generación Chile S.A., holder of 59.98% of its share capital; and (ii) Enel Distribución Chile S.A., holder of 99.09% of its share capital.

The Offeror’s related entities, in accordance with Article 100 of the Securities Market Law, are: (i) its controlling shareholder, Enel S.p.A.; (ii) its subsidiary companies Enel Generación Chile S.A. and Enel Distribución Chile S.A.; (iii) its direct or indirect subsidiaries and affiliates, i.e. through Enel Generación Chile S.A. the companies GasAtacama Chile S.A. (including Gasoducto Atacama Argentina S.A.), Empresa Eléctrica Pehuenche S.A., Transmisora Eléctrica Quillota Limitada, Centrales Hidroeléctricas de Aysén S.A., Aysén Energía S.A. and Aysén Transmisión S.A. (On december 7, 2017, each of the Extraordinary Shareholders’ Meeting of the 3 latter companies approved the dissolution of its company, which is still in process) and GNL Chile S.A.; through Enel Distribución Chile S.A. the companies Luz Andes Limitada, Empresa Eléctrica de Colina Ltda. and Empresa de Transmisión Chena S.A.; Sociedad Agrícola Cameros Limitada; and (iv) related companies Enel Green Power Latin America S.A., and its affiliated companies Enel Green Power Chile Limitada, Empresa Eléctrica Panguipulli S.A., Empresa Nacional de Geotermia S.A., Geotérmica del Norte S.A., Parque Eólico Tal Tal S.A., Parque Eólico Valle de los Vientos S.A., Enel Green Power del Sur SpA., Parque Talinay Oriente S.A., Almeida Solar SpA., Diego de Almagro Matriz SpA (filial de Empresa Eléctrica Panguipulli S.A.), Energía Marina SpA (associated to Enel Green Power Chile Limitada).

Prospectus for the Tender Offer of Enel Generación Chile S.A.

Information about the Controlling Shareholder of the Offeror.

The Offeror’s direct controlling shareholder is Enel S.p.A., Tax ID No. 59.243.980-8 (“Enel” or the “Controlling Shareholder” hereinafter), who owns 60.62% of the Offeror’s share capital with voting rights. The Offeror does not have any other shareholders whose ownership exceeds 10% of the share capital with voting rights.

The Controlling Shareholder is a holding company incorporated in the Republic of Italy, whose shares are traded on the regulated Italian financial market named “Mercato Telematico Azionario – MTA”, and is organized and managed by the management company Borsa Italiana S. p. A. The company’s legal address is Viale Regina Margherita 137 – 00198 Rome.

The purpose of the Controlling Shareholder is to produce, distribute, and sell electric power and gas, both in Italy and in international markets.

The ownership of the Controlling Shareholder is composed as follows:

Shareholder	% of share capital	% of share capital with voting rights
Ministry of Economy and Finance of Italy (Ministerio dell’Economia e delle Finanze de Italia)	23.6%	23.6%
BlackRock Inc.	5.6%	5.6%
Other Investors (Institutional and Retail)	70.8%	70.8%
(*)	On January 23, 2018.

The Controlling Shareholder has direct or indirect equity participation in the following companies subjected to CMF oversight:

•	Enel Américas S.A., directly, owner of 51.8% of its share capital;

•	Enel Chile S.A., directly, as previously described;

•	Enel Generación Chile S.A., indirectly through Enel Chile, as previously described;

•	Enel Distribución Chile S.A., indirectly through Enel Chile, as previously described; and

•	Empresa Eléctrica Pehuenche S.A., indirectly through Enel Generación Chile S.A., owner of 92.65% of its share capital.

Prospectus for the Tender Offer of Enel Generación Chile S.A.

ECONOMIC AND FINANCIAL BACKGROUND OF THE OFFEROR

Main Activities and Businesses.

Enel Chile is part of the Enel Group, a global power company and one of the principal integrated operators in the world’s energy and natural gas industries. With a presence in more than 30 countries across four continents, the company generates energy for close to 61 million people, and has a net installed capacity of more than 80 GW.

Enel Chile, along with its affiliate and jointly-controlled companies participate in electricity generation, transportation, distribution and commercialization in Chile.

Enel Chile, through its subsidiary, Enel Generación, operates a total of 6,351 MW of power, which represents 29% of the existing capacity in the local market, positioning the company as the main generator of electric power in Chile. The installed capacity of Enel Generación and its subsidiaries is 55% hydroelectric, 44% thermoelectric, and 1% non-conventional renewable energy. The overall generating capability consists in 103 units distributed along the Central Interconnected System (SIC), and eight units along the Northern Interconnected System (SING). The company’s main clients include the CGE Group, Enel Distribución Chile S.A., the SAESA Group, and the Chilquinta Group. Its main providers include GNL Chile, Transelec, Ferrovial Agroman Chile S.A., and CMC Coal Marketing Company. Its main competitors include AES Gener, Colbún, and Engie.

In the distribution sector, Enel Chile, through Enel Distribución Chile, operates in a concession area with high consumption density which concentrates an important portion of the country’s population, covering 2,065 Km² across 33 districts of the Santiago Metropolitan Region. Alongside its affiliates Luz Andes, Empresa Eléctrica de Colina, and Empresa de Transmisión Chena S.A., Enel Chile’s concession area covers 2,105 Km², accounting for approximately 40% of all energy sales in the country.

The main clients of Enel Chile include Gerdau Aza S.A., Grupo Mall Plaza, Metro S.A., Grupo Cencosud, SCA Chile S.A., Nestlé Chile S.A., Watt’s S.A., Aguas Andinas, Envases CMF S.A., Praxair Chile Ltda., Terminal Aéreo de Santiago (SCL), Entel Chile, CIAL Alimentos, and Linde Gas Chile. As for providers, the main inputs used by Enel Distribución Chile throughout its concession area are energy and electric power purchased from Enel Generación Chile, AES Gener S.A., Colbún S.A., Guacolda Energía S.A., among others.

Enel Chile has also evolved in the development of new uses of power and ways to manage it. In 2016, Enel Chile was the first company in Chile to offer clients smart metering technology. It also introduced the country’s first and only electric bus, which serves the main thoroughfares of Santiago free-of-charge. In a joint effort with members of the communities it serves, Enel Distribución Chile seeks to improve the efficient usage of power supplied to the homes of almost two million clients.

Financial Information.

The following is a summary of the Offeror’s consolidated financial information for the fiscal year ended December 31, 2016, based on balance sheet and income statement information for each period. Balance sheet information is also presented for March 1, 2016, the date when the Offeror was incorporated following the Spin-Off of

Prospectus for the Tender Offer of Enel Generación Chile S.A.

Enersis S.A., as described in the Section “Information on the Offeror and Controlling Shareholder – Information on the Offeror”. In addition, given that information regarding December 31, 2017 has not been finalized, audited, and approved at the time of writing of this Prospectus, audited balance sheet and income statement information for the periods ending September 30, 2017, and September 30, 2016 have been included:

Consolidated Balance Sheet

	(in thousands of Chilean pesos)
	Dec-2016	01-Mar-2016	Sep-2017	Sep-2016
Total current assets	866,526,937	856,829,294	856,738,886	865,934,003
Total noncurrent assets	4,532,184,075	4,455,596,556	4,597,540,759	4,524,598,145
Total assets	5,398,711,012	5,312,425,850	5,454,279,645	5,390,532,148
Total current liabilities	757,246,647	941,805,987	570,117,870	611,325,254
Total noncurrent liabilities	1,178,470,723	1,215,615,513	1,135,969,658	1,274,436,895
Total equity	3,462,993,642	3,155,004,350	3,748,192,117	3,504,769,999
Total Equity and Liabilities	5,398,711,012	5,312,425,850	5,454,279,645	5,390,532,148

Consolidated Income Statement

	(in thousands of Chilean pesos)
	Dec-2016	Dec-2015	Sep-2017	Sep-2016
Total Income	2,136,040,691	N/A	1,849,835,272	1,533,433,525
Raw Materials and Consumables Used	(1,260,085,879)	N/A	(1,174,034,394)	(924,363,874)
Contribution Margin	875,954,812	N/A	675,800,878	609,069,651
Gross Operating Profit	627,547,209	N/A	503,678,904	432,112,133
Operating Income	457,202,938	N/A	384,765,218	333,267,996
Financial Income	21,076,332	N/A	16,054,592	12,322,560
Financial Expenses	(49,180,169)	N/A	(38,488,768)	(35,017,220)
Exchange Rate Differences and Adjustments	10,366,218	N/A	6,434,035	13,940,792
Financial Result	(17,737,619)	N/A	(16,000,141)	(8,753,868)
Pre-tax Income	567,539,857	N/A	477,162,831	451,504,400
Income Tax Expense	(99,763,798)	N/A	(117,061,338)	(85,395,211)
Net Utility (Loss)	467,776,059	N/A	360,101,493	366,109,189
Profit attributable to the owners of the controlling shareholder	317,561,121	N/A	247,566,294	248,356,110
Profit attributable to non-controlling shareholders	150,214,938	N/A	112,535,199	117,753,079
Earnings per Share (Ch$/share)	6.47	N/A	5.04	5.06

Financial Ratios

	Unit	Dec-2016	Sep-2017	Sep-2016
Liquidity
Current Ratio	Times	1.13	1.50	1.42
Acid Ratio	Times	1.08	1.43	1.35
Debt
Debt Ratio	Times	0.56	0.46	0.54
Short Term Debt to Total Liability	%	39.1%	33.4%	32.4%
Long Term Debt to Total Liability	%	60.9%	66.6%	67.6%
Financial Expense Coverage	Times	16.17	15.71	22.05
Profitability
Return on Equity	%	11.5%	11.0%	11.9%
Return on Assets	%	8.7%	8.5%	8.7%

National Credit Rating.

At present, the national credit rating associated with the Offeror’s shares are:

(i)	Feller Rate: First Class Level 2
(ii)	Fitch Ratings: First Class Level 1

Prospectus for the Tender Offer of Enel Generación Chile S.A.

Stock Exchange Listing.

The Offeror’s shares are traded on the general market of the Santiago Stock Exchange, the Chilean Electronic Stock Exchange, the Valparaíso Stock Exchange, and the New York Stock Exchange.

Prospectus for the Tender Offer of Enel Generación Chile S.A.

PRIOR RELATIONSHIP BETWEEN THE OFFERER AND ENEL GENERACIÓN

Property.

The Offeror, who currently holds 4,919,488,794 shares of Enel Generación for a total of 59.98% of its share capital, is its direct controlling shareholder.

Manner and period of time in which the Offeror acquired Enel Generación shares.

The Shares owned by the Offeror at the time of the Offer were acquired as a result of the Spin-Off of Enersis S.A. (currently Enel Américas S.A.), as established during the extraordinary shareholders’ meeting held on December 18, 2015, when the Offeror was assigned all of Enersis S.A.’s holdings in Enel Generación, effective on the date the Spin-Off was concluded. The minutes of the Extraordinary Shareholders’ Meeting were recorded in a public deed issued in the Santiago Notary Office of Mr. Iván Torrealba Acevedo on January 8, 2016, and whose abstract was recorded at the Santiago Commerce Registry, on sheet 4,288 No. 2,570 corresponding to the year 2016, and published in the Diario Official on January 22, 2016.

Prior to the Spin-Off described in the previous paragraph, Enersis S.A. (now Enel Américas), acquired its equity interest in Enel Generación through a tender offer launched in May 1999, when it acquired 59.98% of Enel Generación’s share capital.

Significant Relationships.

This Offer is carried out in the context of a corporate reorganization process that consists in the merger by incorporation of Enel Green Power Latin America S.A. (“Enel Green Power”) with the Offeror, and a tender offer to be carried out by the Offeror to acquire up to 100% of the shares issued by Enel Generación that are held by its minority shareholders, enabling shareholders who accept to sell their equity to subscribe shares of Enel Chile by allocating a part of the price in money they receive as a result of this Offer (the “Reorganization”).

The intent to launch and evaluate the Reorganization process was announced through a significant event memo on August 25, 2017. The specific terms and conditions of the Reorganization, and the stages and conditions governing their validity are described in the document entitled “General Principles of the Reorganization” (“Bases Generales de la Reorganización”) which can be found on the websites of the Offeror (www.enelchile.cl), Enel Generación (www.enelgeneracion.cl), and Enel Green Power (www.enelgreenpower.com). The document “General Principles of the Reorganization” was approved by the Board of Directors of Enel Chile, Enel Generación, and Enel Green Power, followed by the shareholders of these companies as described further below.

The Reorganization process was approved during the extraordinary shareholders’ meeting of the Offeror held on December 20, 2017 (“Shareholders’ Meeting”). The stages of the process, as approved during the Shareholders’ Meeting, are the following:

(1) The merger by incorporation of Enel Green Power with Enel Chile (the “Merger”). As a result of the Merger, Enel Chile, as acquiring company, will acquire all of Enel Green Power’s assets and liabilities. Enel Green Power will fully dissolve and

Prospectus for the Tender Offer of Enel Generación Chile S.A.

will not require liquidation, handing over its rights and obligations, and transferring all of its shareholders and equity to Enel Chile. The Merger is conditional upon this Offer’s success;

(2) The Offer launched as a result of this Prospectus and the Notice of Commencement seeks to acquire up to 100% of the Shares and ADSs held by Enel Generación minority shareholders; these shareholders and ADS holders would subscribe to new issue shares by the Offeror;

(3) A capital increase of the Offeror for a sum of Ch$820,000,000,000 divided among 10,000,000,000 new registered common shares, all of the same series and no par value; intending, among other things, to make available sufficient shares and ADSs for Enel Generación shareholders who accept to sell their shares as part of this Offer (the “Capital Increase”); and

(4) The modification of Enel Generación by-laws, by virtue of which provisions in Title XII of Executive Order No. 3,500 of 1980 would no longer apply to the company, thus eliminating restrictions, particularly those which limit the ability of a shareholder to own more than 65% of Enel Generación’s share capital with voting rights (“Enel Generación By-law Reform”).

The minutes of the Shareholders’ Meeting were recorded in a public deed in the Santiago Notary Office of Mr. Iván Torrealba Acevedo on December 28, 2017, under record No. 23,038/2017. An abstract of this public deed was recorded at the Santiago Commerce Registry, on sheet 1,154 No. 629 corresponding to the year 2018, and was published in the Diario Official on January 4, 2018.

Previous Contacts relating to the Offer.

The Offeror submitted the Reorganization project for consideration to Enel S.p.A, controlling shareholder of Enel Chile, Enel Generación, and Enel Green Power, through a letter dated July 3, 2017. In its response released on August 25, 2017, Enel S.p.A stated that the Reorganization would receive its support provided that the following minimum conditions were met: (i) the Reorganization be carried out on the basis of the market, taking into account the growth prospects for renewable energies in Chile; (ii) the Reorganization yields an increase in Enel Chile’s earnings per share; (iii) Enel S.p.A maintains a similar stakeholding level in Enel Chile at the end of the process, without losing its position as controlling shareholder, and while respecting the statutory limit on ownership concentration at 65%; and (iv) at the end of the process, Enel Generación no longer be subjected to Title XII of Executive Order No. 3,500 of 1980, whereby the by-law restrictions on ownership concentration and other limitations contained therein have been eliminated.

Following receipt of Enel S.p.A’s response, the Offeror’s Board of Directors, in its meeting held on August 25, 2017, agreed to formally launch the Reorganization process, submitting it through the approval process for related party operations established in Title XVI of the Chilean Companies Act Law. During this Board meeting, it was disclosed that Board members Herman Chadwick Piñera, Giulio Fazio, Fernán Gazmuri Plaza, Vincenzo Ranieri, Salvatore Bernabei, and Pablo Cabrera Gaete, had stakes in the Reorganization according to the terms of Article 147 of the Chilean Companies Act Law No. 18,046 (the “Chilean Companies Act Law”). In light of this fact, and given that only one Board member had no involvement, Article 147 No. 5 of

Prospectus for the Tender Offer of Enel Generación Chile S.A.

the Law was applied. These facts were shared with the CMF (the Superintendence of Securities and Insurance at the time), and with the general public through a significant event memo dated August 25, 2017.

On August 25, 2017, the Chairman of the Board of Directors of Enel Generación was contacted by the Chairman of the Board of Directors of the Offeror, who adjoined a copy of the significant event memo produced by the Offeror (described above), and a copy of the letter emitted by Enel S.p.A. Having taken note of these facts, the Board of Directors of Enel Generación unanimously agreed to initiate the tasks and steps necessary to analyze the Reorganization project as it pertains to Enel Generación, communicating this information to the CMF (the Superintendence of Securities and Insurance at the time), and the general public through a significant event memo dated August 28, 2017.

On November 14, 2017, a meeting of the Board of Directors of Enel Generación took place during which the two Board members not implicated in the process, Enrique Cibié Bluth and Jorge Atton Palma, unanimously approved the operation with related parties required by the Reorganization process, in conformity with Title XVI of the Chilean Companies Act Law.

During an extraordinary shareholders’ meeting held on December 20, 2017, Enel Generación shareholders were informed that the Board of Director members listed above had approved the operation with related parties in line with the Reorganization process, and in turn, themselves approved the modification of their by-laws to eliminate all established limits and restrictions defined in Title XII of Executive Order No. 3,500 of 1980, mainly the one restricting the ability of a shareholder to own more than 65% of Enel Generación’s share capital with voting rights.

Lastly, in an extraordinary shareholders’ meeting held on December 20, 2017, Enel Green Power shareholders agreed, among other things, (i) to approve, in conformity with the terms of Article 44 of the Chilean Companies Act Law, the operation with related parties in line with the Reorganization; and (ii) to move forward with the Merger.

Prospectus for the Tender Offer of Enel Generación Chile S.A.

OBJECTIVE OF THE OFFER AND BUSINESS PLAN

General Objective of the Offer.

It is the intention of the Offeror to acquire all of Enel Generación shares that are not yet held by Enel Chile, representing a total of 40.02% of Enel Generación’s share capital. In addition, the Offeror seeks to acquire all of the Shares represented by ADSs through its Offer in the United States.

The Offer takes place within the context of the Reorganization process outlined in the Section “Prior Relationship between the Offeror and Enel Generación – Significant Relationships”. According to the structure set forth in this Offer, the Reorganization aims to allow the shareholders of Enel Generación who accept to sell their shares, to subscribe to shares of the Offeror, making them (indirect) stakeholders in the businesses of conventional generation (through Enel Generación), non-conventional renewable generation (through Enel Green Power), and energy distribution (through Enel Distribución Chile S.A.).

Business Plan.

This Prospectus does not include the Offeror’s projected 12 month business plan for Enel Generación and its affiliates, in view of the fact that the Offeror already controls Enel Generación.

The Offeror nevertheless asserts it determination to maintain Enel Generación’s registration in the CMF Securities Registry, and for shares to continue to be publicly traded at least for the next 12 months.

Shareholder Agreements.

With the exception of what is outlined in this Prospectus under the Sections “Prior Relationship between the Offeror and Enel Generación – Significant Relationships,” and “Prior Relationship between the Offeror and Enel Generación – Previous contacts,” the Offeror has no other agreements with Enel Generación shareholders to participate with equal stakes in the company, nor a commitment to negotiate this in the future.

Prospectus for the Tender Offer of Enel Generación Chile S.A.

CHARACTERISTICS OF THE OFFER

Total Operation Amount.

The total value of the Offer is Ch$1,936,536,813,740, should the acquisition of 3,282,265,786 Shares of Enel Generación, that is, the total amount of Shares subscribed and paid that are not yet held by the Offeror, be sold under this Offer at a price of Ch$590 per share.

Up to Ch$774,614,725,496 of the total value of the Offer described above will be assigned and apportioned to cover the subscription price of the Offeror’s new issue shares, at the rate of 2.87807 shares of the Offeror for each share of Enel Generación sold by the shareholder in the context of this Offer.

Shares; Market; Quantity; Prorating.

The Offer is for up to 100% of Enel Generación Shares that are not yet held by Enel Chile, amounting to 3,282,265,786 Shares subscribed and paid on the date of publication of the Notice of Commencement.

The Offer does not contemplate a prorating mechanism given that the Offer does not require, or is not subject to, the acquisition of a maximum number of Enel Generación Shares to be deemed successful.

The Offer takes place in Chile. Given that ADSs are registered under the U.S. Securities and Exchange Commission and traded on the New York Stock Exchange, the Offeror will carry out the Offer concurrently in the United States in conformity with the Securities Exchange Act to acquire (i) up to 100% of Shares held by United States shareholders, and (ii) up to 100% of ADSs irrespective of the place of residents of their holders. This would be carried out in accordance with the rules applicable to “Tier II” offers under Regulation 14d-1(d) of the Securities Exchange Act.

In the event that the number of shares is lower than the Offer’s minimum requirement on the Expiration Date of the acceptance period, the Offeror reserves the right to reduce the minimum quantity of shares to be acquired as part of the Offer to match the number of Shares in these acceptances, in accordance with Article 210 of the Securities Market Law. The Offeror’s decision to reduce the Offer, as described above, will be communicated in the Notice of Results.

Period of Duration.

The Offer has a period of duration of 30 calendar days starting February 16, 2018, and ending March 17, 2018. In accordance with the Securities Market Law, the Offeror expressly establishes an extension to the deadline for an additional five calendar days, so that the Offer may span a total of 35 calendar days ending March 22, 2018. The first and last days will respectively begin and end at the Opening and Closing Time of the Stock Exchange.

The extension of the Offer’s duration will also be communicated by the Offeror to the interested parties through an announcements in the El Mercurio and La Tercera newspapers, published no later than the expiration date of the original deadline.

Prospectus for the Tender Offer of Enel Generación Chile S.A.

Date and Newspapers to Publish the Notice of Results.

The Offeror will communicate the results of the Offer through a Notice of Results published on the third day following the Expiration Date. Given that the Offeror will extend the Offer’s deadline by five calendar days, the Notice of Results will be published on March 25, 2018.

In the event that the Offer is successful, the Notice of Results will include the total number of Shares for sale and acquired by the Offeror, and the percentage of control that is reached as a result of the Offer.

The publication of the Notice of Results will take place in the same newspapers as the Offer’s Notice of Commencement, in other words, the El Mercurio and La Tercera newspapers.

To Whom the Offer is Directed.

The Offer is aimed at all Enel Generación shareholders who, during the Offer’s validity, hold Shares that are fully subscribed and paid. These Shares must meet the conditions set forth in the Section “Procedures to Accept the Offer – Status of the shares offered” of this Prospectus.

Implementation System.

The Offer will take place outside the stock market according to established norms and procedures, and will make use of the computing system developed, maintained, and operated by the Santiago Stock Exchange which is available in its trading terminals from Monday to Friday during Stock Exchange opening hours, except holidays, all the way through the Offer’s Expiration Date. Individuals who wish to sell their shares to the Offeror in the context of the Offer must submit their acceptance during the course of the Offer’s validity, including its extension, as indicated in the Section “Procedures to Accept the Offer” of this Prospectus.

The acquisition of Shares by the Offeror will take place once the Offer is declared successful, which corresponds to the date of publication of the Notice of Results. In accordance with Article 212 of the Securities Market Law, the acceptance and formalization of each shares transfer will be that of the publication date of the Notice of Results.

Once the documents outlined in the Section “Procedures to Accept the Offer” of this Prospectus have been received and reviewed regarding the Shares of each shareholder, the Offeror or Dealer Manager will request the registration of these shares under the Offeror’s name in the Shareholder Register of Enel Generación (“Shareholder Registrer”) which is managed by DCV Registros S.A. (“DCV”). The foregoing will not affect the shareholders’ right to withdraw as contemplated in the Section “Withdrawal Rights” of this Prospectus.

Prospectus for the Tender Offer of Enel Generación Chile S.A.

PRICE AND PAYMENT CONDITIONS

Price.

The Price of the Offer is Ch$590 per Enel Generación Share, payable in Chilean pesos, legal tender in Chile (“Price”).

Enel Generación shareholders who accept to sell their shares as part of the Offer will be required to invest part of the price in money to subscribe to new issue shares of the Offeror. To this end, the Offeror will allocate 40% of the price directly to pay for the new issue share subscription value, distributing 2.87807 shares of Enel Chile for each share of Enel Generación sold by the shareholder in the context of this Offer, which will be subscribed and delivered free of charges (according to the terms defined below) on the Payment Date of the Offer. The other part of the price, which amounts to Ch$354 per share, will be paid to shareholders of Enel Generación on the Payment Date of the Offer, as stipulated in the Section “Price and Payment Conditions – Payment Method” of this Prospectus.

The Offeror’s new issue shares to be subscribed by Enel Generación shareholders, as defined in the previous paragraph, were issued in accordance with the Capital Increase agreement ratified in the company’s extraordinary shareholders’ meeting held on December 20, 2017. The minutes of the Shareholders’ Meeting were recorded in a public deed issued in the Santiago Notary Office of Mr. Iván Torrealba Acevedo on December 28, 2017, under record No. 23,038/2017. An abstract of this public deed was recorded at the Santiago Commerce Registry, on sheet 1,154 No. 629 corresponding to the year 2018, and was published in the Diario Official on January 4, 2018. On February 7, 2018, the issuance of 10,000,000,000 new registered common shares, all of the same series, with no par value, for a sum of Ch$820,000,000,000 financed through the Capital Increase, was registered in the Shareholder Register of the CMF under No. 1064. The preferential subscription period for these 10,000,000,000 shares was launched on February 15, 2018, and will remain in effect until March 16, 2018, that is, until the Expiration Date.

The Offer is subject to objective conditions for cancellation described in the Section “Causes for Cancellation of the Offer” of this Prospectus, including among other things, that upon expiration of the preferential subscription period of the Capital Increase (described above), a sufficient number of the Offeror’s new issue shares be allocated to Enel Generación shareholders who sell their Shares in the context of this Offer, in accordance with the established terms and conditions.

Control Premium.

The objective of this Offer is not to gain control of Enel Generación, given that the Offeror currently is the controlling shareholder of Enel Generación.

Notwithstanding the above, the control premium calculated in accordance with Article 199 of the Securities Market Law amounts to 7.3% on the basis of a market share price of Ch$549.84, with a date of acquisition of the Shares set for March 25, 2018, that is, including the five day extension of the Offer announced by the Offeror.

Prospectus for the Tender Offer of Enel Generación Chile S.A.

To consult the trading price of Enel Generación shares in the Santiago Stock Exchange, the Valparaíso Stock Exchange, and the Chilean Electronic Stock Exchange, over the past two years, please refer to the Section “Share Market Price” of this Prospectus.

Payment Method.

The payment of the Shares acquired as a result of this Offer, and the subscription and payment of new issue shares by the Offeror as part of the price described in the “Price” Section, will take place on April 2, 2018, the first business day of the month following the publication of the Notice of Results where the success of the Offer will be announced.

Shareholders who sell their Shares following the submission of acceptances to the Dealer Manager will receive the payment of the price in money, in Chilean pesos, through an electronic funds transfer to the shareholder’s bank account. In the event that the shareholder did not provide banking information, payment will be made through a financial institution non-endorsable promissory note, or a nominative check issued to the shareholder, which will be available for pickup at the Dealer Manager’s office located at Avenida Costanera Sur No. 2730, 23rd floor, Las Condes, Santiago, Chile, open Monday through Thursday from 9:00 am to 5:30 pm, and Friday from 9:00 am to 4:00 pm, except holidays.

Shareholders who sell their Shares through stockbrokers other than the Dealer Manager will receive their corresponding payments in Chilean pesos through electronic funds transfers to bank accounts specified by these stockbrokers.

To this effect, the Offeror will transfer the money payable to Enel Generación shareholders who have accepted to sell their Shares as part of the Offer to the Dealer Manager prior to the set Payment Date. In addition, the Offeror will transfer the new issue shares destined for selling shareholders to the Dealer Manager, as detailed in the previous “Price” Section, once the latter has signed a subscription contract for the Offeror’s shares.

On the Offer Payment Date, the Offeror or Dealer Manager will assign 40% of the price for direct payment of subscription of the Offeror’s new issue shares, requiring the transfer of these new issue shares to the corresponding stockbrokers for their delivery to selling shareholders, in accordance with the share exchange ratio described in the “Price” Section detailed above. Upon acceptance of this Offer, the Offeror and Dealer Manager become authorized to directly assign 40% of the price to pay the subscription to the Offeror’s new issue shares, distributing 2.87807 shares of Enel Chile for each share of Enel Generación sold by the shareholder in the context of this Offer, for an amount of Ch$354 per share, payable to the shareholders of Enel Generación on the Offer payment date, as described in this Section.

In the case of Pension Fund Administrators, Mutual Fund Administrators and other institutional investors who accept the Offer, and are required by law to maintain investments in their name until the sale, they will be required to subscribe to the new issue shares of the Offeror to which they are entitled directly with the Offeror. The subscription and delivery of new issue shares of the Offeror will take place concurrently with the transfer and payment of the price of the Shares sold as part of the Offer. To such effects, these entities must hand over Enel Generación shares at the same time as the payment of the price occurs. These entities must subscribe their

Prospectus for the Tender Offer of Enel Generación Chile S.A.

respective new issue shares of Enel Chile directly with the Offeror and are required to make the payment of the corresponding price to the Offeror at that very moment, in conformity with the indications set forth in this Section and Prospectus. Corresponding shares of the Offeror will be delivered to each entity by Enel Chile immediately upon signing the subscription contract previously mentioned.

In the event that a fraction of shares of the Offeror be delivered to a selling shareholder of Enel Generación in accordance with the share exchange ratio previously established, this fraction will be paid through the Offer’s Dealer Manager, or the corresponding stockbrokers, in cash, and in accordance with the set proportion under the price of this Offer. This portion will be paid to the shareholders of Enel Generación concurrently with the part of the price in money on the Offer Payment Date.

The Offeror will not pay commissions for sell orders received on behalf of shareholders by any stockbroker, agent, depositary, or representative other than the Dealer Manager.

Prospectus for the Tender Offer of Enel Generación Chile S.A.

PROCEDURES TO ACCEPT THE OFFER

Status of the Shares Offered

The Shares related to Offer acceptances must be registered in the name of the selling shareholder or his/her stockbroker in the Shareholder Register of Enel Generación, fully paid, free of obligations, limitations, embargos, lawsuits/litigations, precautionary measures, pre-emptive third party rights, real or personal rights in favor of third parties opposable to the Offeror and, in general, of any other circumstance that may impede or limit their free disposal, transfer or possession (“Liens”).

Formalities for the Acceptance of the Offer and Necessary Documents.

Enel Generación shareholders who wish to accept the Offer shall do so solely during its period of duration, through a written offer to sell the Shares that is subject to the terms and conditions of the Offer, and which must be delivered directly to the Dealer Manager, in its offices located at Avenida Costanera Sur No. 2730, 23rd Floor, Las Condes, Santiago, during the business hours specified in this Prospectus, or in the offices of another stockbroker, from Monday to Friday, between the Opening and Closing Times of the Stock Exchange.

The acceptance document delivered by the shareholder must indicate the terms of the Offer, and must contain at a minimum the following elements:

(a) The sale Price of Ch$590 per Share, payable in Chilean pesos, legal tender in Chile;

(b) The consent to assign 40% of the price in money to subscribe and pay new issue shares of Enel Chile, receiving for this 40%, 2.87807 new issue shares of Enel Chile for each share of Enel Generación sold by the shareholder in the context of this Offer, subscribed, paid, and delivered free of Liens, on the Payment Date of the Offer;

(c) The authorization to the Offeror or Dealer Manager to assign the part of the price referred in letter (b) above, to pay the subscription price for new issue shares of the Offeror to which shareholders are entitled in conformity with the share exchange ratio previously indicated;

(d) The authorization that entitles the Dealer Manager to subscribe new issue shares of the Offeror to which shareholders are entitled, on their behalf, in accordance with the share exchange ratio indicated in letter (b) above, subsequently transferring these shares to the custody of the intermediary or person designated by the selling shareholder. This procedure takes place to facilitate the Offer’s operative process, and does not imply that the Dealer Manager intends to acquire the new issue shares of the Offeror for itself, in conformity with the terms of the Offer; and

(e) The acceptance that the other part of the price, amounting to Ch$354 per Share, be paid on the Payment Date of the Offer, in Chilean pesos, by means of an electronic funds transfer, or any other means indicated in the Section “Price and Conditions of Payment – Form of Payment” of this Prospectus.

The shareholder who delivers his/her written acceptance to the Offer will be required to simultaneously underwrite the custody transfer of all the Shares he/she

Prospectus for the Tender Offer of Enel Generación Chile S.A.

wishes to sell to the Dealer Manager or, if applicable, to the corresponding stockbroker who will carry out the required formalities to place the resulting Share certificates into the shareholder’s custody and, in the case of stockbrokers other than the Dealer Manager, provide them with the terms of this Offer.

Shareholders must also submit to the Dealer Manager, or to the corresponding stockbroker, the following documents:

(i)	The certificates of the original Shares representing Shares of Enel Generación that they wish to sell and that are in their possession, or a certificate issued by Enel Generación’s Shareholder’s Office (DCV Registros S.A., Huérfanos No. 770, 22nd Floor, Santiago, Chile. Telephone: 56-22393-9000), confirming that the certificate(s) have not been released, or are in custody of the Central Securities Depository;

(ii)	A certificate that should be issued by Enel Generación’s Shareholder Office (DCV Registros S.A., Huérfanos No. 770, 22nd Floor, Santiago, Chile. Telephone: 56-22393-9000), no more than 10 (ten) days prior to the date of submission to the Dealer Manager, or to the corresponding stockbroker, confirming that there is no record that the Shares are subject to Liens, so that they can be registered in the name of the Dealer Manager, or the corresponding stockbroker;

(iii)	A copy of both sides of the identification card of the natural person shareholder or his/her representative, if applicable, or the representative of the legal person shareholder, and whose original copy must be shown at the time of subscribing the acceptance. Should a photocopy of the original be presented, it must be certified by a notary public, or verified by the Dealer Manager or the corresponding stockbroker;

(iv)	Original or authorized copy of the current mandate with which the representatives or agents is acting on behalf of the shareholder, containing sufficient powers of representation, provided or authorized by a notary public; and

(v)	Authorized copies of all the legal background of legal person shareholders, including all of their instruments of incorporation, modifications, existing authorizations, and other pertinent resolutions, as well as authorized copies of all the documents that recognize the legal capacity of their representatives, which should contain sufficient powers of representation, with a certificate of validity containing an expiration date no sooner than 60 days.

The shareholder who confirms acceptance must also enter into a service contract (in compliance with the regulation detailed in Section II.1 of the General Norm No. 380 of the Financial Market Commission), if he/she has not done so already, with the Dealer Manager or the corresponding stockbroker, in compliance with the respective regulation of the Financial Market Commission.

The documents that are required of the shareholder to accept the Offer will be sent to Enel Generación’s Shareholder Register (DCV Registros S.A., Huérfanos No. 770, 22nd Floor, Santiago, Chile. Telephone: 56-22393-9000), so that it may proceed to register Shares related to Offer acceptances under the name of the Dealer Manager.

Prospectus for the Tender Offer of Enel Generación Chile S.A.

If a Share transfer was rejected for any legal reason, or for noncompliance with the terms and conditions of this Offer, and there is no proof submitted that the rejection was corrected during the period of duration of the Offer, the respective acceptance will automatically be cancelled, and be considered, for all such purposes, as having never been created. In such cases, the Dealer Manager or stockbroker, agent, depositary, or intervening representative should immediately return the respective share certificates and additional documentation provided to the shareholder, and the respective shareholder shall not have the right to receive any type of indemnification, payment, or reimbursement, nor will it bring any resulting obligations or responsibility to the Offeror, its executives, agents, advisors, or representatives.

Stockbrokers, other than the Dealer Manager of the Offer, that participate in the Offer will collect the shares entrusted to them and their own shares and as applicable, will create one or more acceptances to be submitted to the Dealer Manager, which should be delivered alongside the additional documents listed in this Section. It is the responsibility of each stockbroker to verify the existence and veracity of the above-mentioned documents submitted by their clients.

Pension fund administrators and other institutional investors that decide to participate in the Offer and are required to maintain their investments in their name until the sale, must follow the procedures and mechanisms required by the regulations applicable to their operations and, in all cases, have to deliver the acceptance of the Offer to the offices of the Dealer Manager within the term of duration of this Offer, without necessarily needing to submit a transfer of shares, nor the certificates previously mentioned in number (i). In all cases, these documents will be submitted to the Dealer Manager alongside the payments made to the corresponding institutional investors of the price of the shares sold in the Offer.

Together with the payment of the Offer, new issue shares issued by the Offeror for the institutions specified in the previous paragraph will be directly subscribed for each of these institutions that have accepted the Offer. The corresponding payments for the purchase of the Offeror’s new issue shares, subscribed in conformity with the specifications of this Prospectus, will be concurrently paid to the Offeror. The shares of the Offeror that are owed to each of these institutions will be handed over once the share subscription contract has been signed.

Return of Shares.

In the event that the Offer is not successful as a result of a Cause for Cancellation occurring in conformity with the terms defined later in this document, and to which the Offer is subjected, the Shares whose sales had been accepted as part of this Offer, in addition to the documents provided and the transfers signed by the shareholders will immediately be made available to them, or to the stockbrokers acting on their behalf, in the offices of the Dealer Manager mentioned in this Prospectus, without generating any right to indemnification, compensation, payment, or refund for the shareholders that had accepted the Offer, and without implying any obligation or responsibility on behalf of the Offeror, its executives, agents, advisors, or representatives.

Prospectus for the Tender Offer of Enel Generación Chile S.A.

CAUSES FOR CANCELLATION OF THE OFFER

In compliance with Article 210 of the Securities Market Law, the Offeror subjects the Offer to the following conditions (the “Causes for Cancellation”), which, should they occur during the period of duration of the Offer, would allow the Offeror to cancel or revoke the Offer on the Expiration Date.

THE FOLLOWING CONSTITUTE CAUSES FOR CANCELATION:

(a) THAT THE ACCEPTANCES TO THE OFFER HAVE NOT BEEN RECEIVED FOR A MINIMUM OF 1,231,827,142 SHARES, ALLOWING THE OFFEROR TO ACHIEVE UPON CONCLUSION OF THE OFFER, AND BY ADDING NEWLY ACQUIRED SHARES TO THE SHARES CURRENTLY HELD BY THE OFFEROR, A MINIMUM OF 75% OF ENEL GENERACION SHARES; AND THAT THESE ACCEPTANCES MUST INCLUDE THE COMMITMENT OF ENEL GENERACION SHAREHOLDERS TO ASSIGN PART OF THE PRICE IN MONEY THEY RECEIVE TO THE SUBSCRIPTION OF NEW ISSUE SHARES OF THE OFFEROR ACCORDING TO THE TERMS LISTED IN THE SECTION “PRICE AND CONDITIONS OF PAYMENT – PRICE” OF THIS PROSPECTUS;

(b) THAT AT THE END OF THE PREFERENTIAL SUBSCRIPTION PERIOD APPLICABLE TO THE CAPITAL INCREASE, THERE IS AN INSUFFICIENT NUMBER OF NEW SHARES OF THE OFFEROR AVAILABLE TO BE DELIVERED TO ENEL GENERACION SHAREHOLDERS WHO SELLS THEIR SHARES IN THE OFFER, IN ACCORDANCE WITH THE OFFER’S TERMS AND CONDITIONS;

(c) THAT AS A RESULT OF (I) THE ACCEPTANCES RECEIVED FOR THE OFFER AND, CONCURRENTLY, THE NUMBER OF NEW ISSUE SHARES OF THE OFFEROR THAT MUST BE SUBSCRIBED BY SHAREHOLDERS WHO DECIDE TO SELL THEIR SHARES AS PART OF THE OFFER (ACCORDING TO THE TERMS INDICATED IN THE SECTION “PRICE AND CONDITIONS OF PAYMENT – PRICE” OF THIS PROSPECTUS) AND (II) THE SHARE EXCHANGE RATIO OF THE MERGER; ENEL S.P.A. LOSES AT ANY MOMENT ITS POSITION AS CONTROLLING SHAREHOLDER OF THE OFFEROR, CEASING TO MAINTAIN AT ANY MOMENT AN OWNERSHIP GREATER THAN 50.1% OF THE OFFEROR’S SHARE CAPITAL WITH VOTING RIGHTS.

(d) THAT THERE IS A JUDGEMENT OR RESOLUTION WITH A PENDING JUDICIAL OR ADMINISTRATIVE COMPLAINT, CLAIM, OR PROCESS, RESULTING IN CONSEQUENCES FROM WHICH IT MAY REASONABLY BE EXPECTED THAT: (I) THE MERGER BE MATERIALLY PROHIBITED OR IMPEDED; (II) MATERIAL LIMITATIONS BE IMPOSED UPON THE OFFEROR TO EXERCISE ITS PROPERTY RIGHTS OVER ENEL GREEN POWER ASSETS THAT WILL BE ASSIGNED TO THE OFFEROR AS A RESULT OF THE MERGER; OR (III) LIMITATIONS BE IMPOSED UPON THE OFFEROR IN CONTINUING TO DEVELOP OR OPERATE ANY OF THE PROJECTS BELONGING TO ENEL GREEN POWER; AND IN GENERAL, ANY OTHER ACTION ON BEHALF OF COURTS, SUPERINTENDENCIES, DEPARTMENTS, OR OTHER COMPETENT AUTHORITIES THAT MAY RESULT IN ANY OF THE CONSEQUENCES INDICATED IN NUMBERS (I) THROUGH (III) DETAILED ABOVE;

(e) THAT THERE IS A JUDGEMENT OR RESOLUTION WITH A PENDING JUDICIAL OR ADMINISTRATIVE COMPLAINT, CLAIM, OR PROCESS, RESULTING IN CONSEQUENCES FROM WHICH IT MAY REASONABLY BE EXPECTED THAT: (I) THE IMPLEMENTATION OF THE OFFER BE PROHIBITED OR IMPEDED; (II) MATERIAL LIMITATIONS BE IMPOSED UPON THE OFFEROR TO ACQUIRE PART OR ALL THE

Prospectus for the Tender Offer of Enel Generación Chile S.A.

SHARES OF ENEL GENERACION, INCLUDING ANY MATERIAL RESTRICTIONS REGARDING ENEL GENERACION’S BY-LAWS REFORM; OR (III) MATERIAL LIMITATIONS BE IMPOSED UPON THE OFFEROR TO EFFECTIVELY EXERCISE ITS PROPERTY RIGHTS OVER THE SHARES OF ENEL GENERACION, INCLUDING THE VOTING RIGHTS OF THESE SHARES AND, IN GENERAL, ANY OTHER ACTION ON BEHALF OF COURTS, SUPERINTENDENCIES, DEPARTMENTS, OR OTHER COMPETENT AUTHORITIES THAT MAY RESULT IN ANY OF THE CONSEQUENCES INDICATED IN NUMBERS (I) THROUGH (III) DETAILED ABOVE; AND

(f) THAT A MATERIAL ADVERSE CHANGE IN ENEL GENERATION HAS TAKEN PLACE. TO THESE EFFECTS, A MATERIAL ADVERSE CHANGE WILL BE UNDERSTOOD AS ANY EVENT, FACT, OR CIRCUMSTANCE THAT RESULTS OR CAUSES A MATERIAL ADVERSE EFFECT ON THE BUSINESS, PROPERTY, ASSETS, LIABILITIES, PERFORMANCE, OR OPERATIONS OF ENEL GENERACION, FOR AN AMOUNT EQUAL TO OR GREATER THAN 7% OF THE MARKET CAPITALIZATION OF ENEL GENERACION, MEASURED AGAINST THE PREVIOUS MARKET DAY OF THE AFOREMENTIONED MATERIAL ADVERSE CHANGE.

The previously mentioned conditions have been established for the sole benefit of the Offeror, who may waive them at its own discretion at any time before the publication of the Notice of Results.

In the event that one of the Causes for Cancelation takes place during the period of duration of the Offer, and the Offeror has chosen not to waive it, the Offeror will communicate the enforcement of the Cause for Cancelation through a notice published in the same newspapers where the Notice of Commencement was published. The publication of this notice must take place within three calendar days following the verification of the corresponding Cause for Cancelation, and in any event, no later than the day after the Expiration Date.

Additionally, in the event that it is not fulfilled within the Offer’s minimum threshold defined in letter (a) above, and the Offeror chooses not to waive the Cause, the Offeror will communicate this as soon as possible through the Notice of Results.

In the event that the Offer is cancelled in conformity with the terms of this notice, the return of Shares to shareholders who accepted the Offer will take place in the manner described in the Section “Formalities for the Acceptance of the Offer – Return of Shares” above.

Prospectus for the Tender Offer of Enel Generación Chile S.A.

WITHDRAWAL RIGHTS

In conformity with Article 211 of the Securities Market Law, shareholders who accept the Offer may withdraw their acceptance, fully or partially, until the Expiration Date of the Offer, by written communication delivered by the shareholder, or the stockbroker acting on his/her behalf, to the offices of the Dealer Manager during the Opening and Closing Time of the Stock Exchange.

After the written communication is delivered to the Dealer Manager, both on time and in a satisfactory manner, the letter of acceptance, the adjoined documents, and the transfer of the shares signed by the shareholder at the time the Offer was accepted, will be returned to the shareholder or the corresponding stockbroker.

Likewise, in accordance with Article 212 of the Securities Market Law, shareholders that accepted the Offer may withdraw their acceptance in the event that the Offeror does not publish the Notice of Results by the third calendar day after the Expiration Date of the Offer, as stated in the first section of said Article. In any event, the declaration of the Offeror cannot be presented beyond 15 calendar days from the Date of Expiration. Should this take place, it shall be understood that the Offeror is in serious breach of its obligations.

Lastly, if a shareholder withdraws his/her acceptance in the manner described in this Section, the respective Shares will be returned to the shareholder as soon as he/she delivers the written communication.

Prospectus for the Tender Offer of Enel Generación Chile S.A.

FINANCING OF THE OFFER AND GUARANTEE

Financing of the Offer

The Offer is financed with the Offeror’s own resources and/or through methods of financing agreed upon by a syndicate of banks composed of Banco Santander, Banco de Chile, and Scotiabank (for the portion in pesos), and by BBVA, Citibank, JPMorgan, and Morgan Stanley (for the portion in dollars).

The validity of the Offer is not conditioned on obtaining any financing from third parties.

Guarantee

The Offer does not include the existence of any guarantee according to the terms of Article 204 of the Securities Market Law.

Prospectus for the Tender Offer of Enel Generación Chile S.A.

DEALER MANAGER OF THE OFFER, AND INDEPENDENT ADVISORS TO THE OFFEROR

Dealer Manager of the Offer

For the purposes of the Offer, the Offeror will operate through BTG Pactual Chile S.A. Corredores de Bolsa, stockbrokers, Tax ID No. 84.177.300-4, located at Avenida Costanera Sur No. 2730, 23rd Floor, Las Condes, Santiago.

The Dealer Manager of the Offer is granted the following powers: (i) act as the Offeror’s agent in the Offer; (ii) receive the acceptances provided by shareholders; (iii) respond to inquiries made regarding the mechanisms and conditions of the Offer; (iv) carry out custody transfers; (v) deposit the shares received in Enel Generación’s Shareholder Register; (vi) reject acceptances that do not comply with the requirements established in the Offer; (vii) pay the Share price, and assign a part of the price to cover the payment of the Offeror’s new issue shares, on behalf of selling shareholders; and (viii) in general, all the activities that are necessary to carry out the operation.

Independent Advisors to the Offeror

To draft the Offer, the Offeror was advised by the following independent professionals:

(i)	BTG Pactual Chile S.A. Corredores de Bolsa, Stockbrokers, Tax ID No. 84.177.300-4, located at Avenida Costanera Sur No. 2730, 23rd Floor, Las Condes, Santiago.

(ii)	Carey y Cía. Ltda., Law Firm, Tax ID No. 87.010.500-2, located at Isidora Goyenechea 2800, 43rd floor, Las Condes, Santiago. Attention: Alfonso Silva Cubillos.

Prospectus for the Tender Offer of Enel Generación Chile S.A.

RISK FACTORS AND MARKET INFORMATION

Risk Factors.

It is the opinion of the Offeror that given the method of payment of the price in money, there are no risks associated with the Offer.

Impact of the Offer on Shares.

Shareholders who do not accept this Offer will be able to trade their Shares on the country’s stock market as long as they remain registered in it. The current market price, however, may be affected given that the Offeror has publicly announced its decision to initiate the Offer. As a result, it is unpredictable whether the price of the Shares will remain at their prior level, or will increase or decrease after the Offer is executed.

The execution of the Offer will likely cause a reduction in the free flotation of the Shares. As a result, it may be expected that following the Offer’s execution, the offer and demand of Shares may decrease, along with its liquidity. A lower liquidity could create greater fluctuations in the price of the Shares, and it is possible that the requests to purchase or sell the Shares may not be executed in a timely manner, or not at all.

Share Market Price.

The Shares of Enel Generación are traded on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange, and the Valparaíso Stock Exchange. Market information regarding Enel Generación Share prices and volumes traded (in currency of each date) for the last two years, are detailed below:

Santiago Stock Exchange:

DATE	TRADING VOLUME (# shares)	AMOUNT TRADED (thousands of Ch$)	CLOSING PRICE (Ch$)
feb-16	70,575,903	65,275,242,595	920.60
mar-16	100,822,386	94,693,886,251	931.83
apr-16	89,770,323	71,613,347,913	608.08
may-16	83,646,628	51,484,749,430	601.69
jun-16	78,842,089	46,918,755,198	611.71
jul-16	59,707,999	35,206,324,305	596.93
aug-16	97,043,626	53,025,989,585	508.15
sep-16	53,064,831	25,523,759,001	436.03
oct-16	59,308,385	27,199,701,894	450.61
nov-16	93,893,990	40,566,545,862	421.36
dec-16	149,575,758	63,682,965,870	441.93
jan-17	58,444,420	25,652,273,699	416.66
feb-17	75,237,030	32,181,029,891	442.08
mar-17	93,440,666	44,163,331,732	496.52
apr-17	60,234,538	30,867,129,866	510.85
may-17	80,257,902	42,440,663,137	518.40
jun-17	88,984,390	45,216,545,409	500.20
jul-17	103,418,942	53,253,169,980	505.79
aug-17	141,647,304	71,835,203,569	532.72

Prospectus for the Tender Offer of Enel Generación Chile S.A.

DATE	TRADING VOLUME (# shares)	AMOUNT TRADED (thousands of Ch$)	CLOSING PRICE (Ch$)
sep-17	117,694,390	63,063,651,085	558.84
oct-17	142,191,655	80,447,161,664	554.88
nov-17	122,851,971	66,676,270,647	528.33
dec-17	145,936,428	79,248,505,752	556.87
jan-18	107,284,663	59,993,283,987	574.84

Chilean Electronic Stock Exchange:

DATE	TRADING VOLUME (# shares)	AMOUNT TRADED (Ch$)	CLOSING PRICE (Ch$)
feb-16	5,838,463	5,416,022,453	918.00
mar-16	9,410,565	8,850,850,766	936.00
apr-16	7,758,115	6,222,609,680	604.42
may-16	11,418,494	7,026,268,894	600.72
jun-16	6,576,022	3,887,173,485	605.50
jul-16	12,754,350	7,478,406,826	598.73
aug-16	4,966,875	2,832,651,430	517.01
sep-16	2,248,529	1,107,202,847	439.30
oct-16	9,165,243	4,232,033,743	451.00
nov-16	6,696,463	2,897,623,761	418.00
dec-16	5,084,604	2,166,594,305	434.00
jan-17	9,191,095	4,044,771,797	416.50
feb-17	6,670,794	2,868,179,098	440.13
mar-17	9,157,941	4,320,785,314	495.00
apr-17	10,384,026	5,388,595,170	519.81
may-17	8,999,181	4,789,533,154	518.00
jun-17	6,158,667	3,128,415,888	496.51
jul-17	8,621,981	4,470,802,010	506.00
aug-17	15,318,423	7,639,978,811	536.00
sep-17	7,801,277	4,182,805,153	554.00
oct-17	11,538,558	6,542,375,214	563.90
nov-17	4,392,468	2,386,452,644	525.20
dec-17	8,567,792	4,668,789,249	558.00
jan-18	7,822,497	4,386,308,217	576.00

Valparaíso Stock Exchange:

DATE	TRADING VOLUME (# shares)	AMOUNT TRADED (Ch$)	CLOSING PRICE (Ch$)
feb-16
feb-16	359	332,075	925.00
mar-16
apr-16	32,680	19,952,451	619.28
may-16	3,340	1,971,490	604.00
jun-16
jul-16	28,367	15,034,510	530.00
aug-16	246,227	122,456,926	454.00
sep-16	9,121	3,876,425	425.00
oct-16
nov-16
dec-16
jan-17	12, 755	5,378,795	422.00

Prospectus for the Tender Offer of Enel Generación Chile S.A.

DATE	TRADING VOLUME (# shares)	AMOUNT TRADED (Ch$)	CLOSING PRICE (Ch$)
feb-17	330	163,350	422.00
mar-17	9,749	4,916,069	523.40
apr-17
may-17
jun-17
jul-17
aug-17
sep-17	22,430	12,560,800	560.00
oct-17
nov-17	6,354	3,389,859	537.00
dec-17

Dividends

The dividends distributed by Enel Generación in the last two years are the following:

Type	Amount per share (Ch$)	Total Amount (Ch$)	Payment Date
Interim	3.55641	29,168,812,800	29.01.2016
Final	11.02239	90,402,963,873	24.05.2016
Interim	7.24787	59,445,250,968	27.01.2017
Final	21.56050	176,833,963,337	26.05.2017
Interim	4.93614	40,485,044,923	26.01.2018

The information contained in the previous two Sections have been taken from public documents and reports that have not been independently audited or verified by the Offeror or Dealer Manager. Neither the Offeror nor the Dealer Manager bear the responsibility for the veracity of this information or for the omissions of facts or background information by Enel Generación or by the stock markets which may affect or influence their interpretation.

Tax Considerations for Enel Generación Shareholders.

Prior to bidding their Shares, shareholders must consult their own legal and tax advisers to assess the legal, tax, and exchange consequences of participating in and accepting the Offer. Shareholders must also consult with the stockbrokers, agents, depositaries or representatives through which they will participate in the Offer regarding tax withholding procedures, if applicable, as they may vary.

The Offeror and Dealer Manager will not be held responsible for any legal, tax, or exchange outcome that may negatively impact the shareholders of Enel Generación who accept the Offer. Shareholders who are foreign investors must also consult with their stockbrokers, agents, depositaries or representatives to obtain information regarding these entities’ procedures for tax retention, if applicable, as they may vary.

Prospectus for the Tender Offer of Enel Generación Chile S.A.

PLACES OF INFORMATION

Copies of the Prospectus of this Offer are available at the following locations for all those who may be interested:

(i)	At the offices of the Dealer Manager, located at Avenida Costanera Sur No. 2730, 23rd Floor, Las Condes, Santiago, Hours: Monday to Friday, from 9:00 am to 5:30 pm, and on their website at: www.btgpactual.cl.

(ii)	At the Financial Market Commission (CMF), located at Avenida Libertador Bernardo O’Higgins No. 1449, Santiago, Hours: Monday to Friday, from 9:00 am to 1:30 pm, and on their website at: www.cmfchile.cl.

(iii)	At the Santiago Stock Exchange, located at Calle La Bolsa No. 64, Santiago, Hours: Monday to Friday, from 9:00 am to 5:30 pm.

(iv)	At the Chilean Electronic Stock Exchange, whose offices are located at Huérfanos No. 770, 14th Floor, Santiago, Hours: Monday to Friday, from 9:00 am to 6:00 pm.

(v)	At the Valparaíso Stock Exchange, whose offices are located at Avenida Prat 798, Valparaíso, Hours: from 9:00 am to 5:30 pm.

(vi)	At the offices of Enel Chile, located at Santa Rosa No. 76, district and city of Santiago, Metropolitan Region, Hours: Monday to Thursday, from 9:00 am to 6:00 pm, and Friday, from 9:00 am to 3:00 pm, except holidays, and on their website at: www.enelchile.cl.

(vii)	At the offices of Enel Generación Chile S.A. and the offices of its subsidiary company Empresa Eléctrica Pehuenche S.A., both located at Santa Rosa No. 76, district and city of Santiago, Metropolitan Region, Hours: Monday to Thursday, from 9:00 am to 6:00 pm, and Friday, from 9:00 am to 3:00 pm, except holidays, and on their website at: www.enelgeneracion.cl.

In addition, individuals who desire further information may visit the offices of BTG Pactual Chile S.A. Corredores de Bolsa, located at Avenida Costanera Sur No. 2730, 23rd Floor, Las Condes, Santiago, Hours: Monday to Friday, from 9:00 am to 5:30 pm.

All additional information or publications relating to the Offer, including the Notice of Commencement, will be made in the El Mercurio de Santiago and La Tercera newspapers.